Exhibit 23.20

CONSENT

To:	Ivanhoe Electric Inc. (the “Company”)

Re:	Registration Statement on Form S-1 of the Company (the “Company”)

I, Daniel M. Gagnon of DRA Global, am an author of the Canadian NI 43-101 Technical Report titled “ Preliminary Economic Assessment – Samapleu Project” with an effective date of May 22 2019 (the “Expert Report”) originally prepared for Sama Resources Inc.

I understand that the Company wishes to make reference to my name and the Expert Report in its Registration Statement on Form S-1 (the “Registration Statement”) and subsequent Canadian long form prospectus (and with the Registration Statement, the “IPO Offering Documents”) to be prepared and filed in connection with the Company’s initial public offering in the United States and Canada. I further understand that the Company wishes to use extracts and/or information from, the Expert Report in the IPO Offering Documents related to the Samapleu Project (the “Project”). I have been provided with a copy of the IPO Offering Documents, and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the IPO Offering Documents, I do hereby consent to:

•	the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) and as defined in Canadian National Instrument 43-101 in the IPO Offering Documents;

•	the use of, and references to, the Expert Report in the IPO Offering Documents; and

•	the use, in the IPO Offering Documents, of extracts and information from the Expert Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me (“Undersigned’s Information”).

I confirm that where my work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

I also confirm that I have read the disclosure in the IPO Offering Documents that relate to the Undersigned’s Information and the Project, and I confirm that the disclosure included in the IPO Offering Documents does not contain a misrepresentation.

Dated: May 24, 2022

By:	/s/ Daniel M. Gagnon
	Name:	Daniel M. Gagnon
	Title:	VP Mining, Geology – DRA Global